UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2018

HIGHWATER ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24500 US HWY 14, PO Box 96, Lamberton, MN	56152
(Address of principal executive offices)	(Zip Code)

(507) 752-6160
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On August 30, 2018, Highwater Ethanol, LLC ("Highwater") and CenterPoint Energy Resources Corp., d.b.a. CenterPoint Energy Minnesota Gas ("CenterPoint"), entered into an Natural Gas Service Agreement dated August 10, 2018 (the "Agreement"). Under the Agreement, CenterPoint will operate and maintain a pipeline to deliver natural gas from the Highwater Ethanol #1 town border station to the ethanol plant.

Beginning on November 1, 2019, through the term of the Agreement, Highwater agrees that all of its natural gas requirements will be delivered through the pipeline under applicable tariffs.  In addition, for all natural gas volumes delivered, Highwater agrees to pay certain delivery charges per Dekatherm ("Dth") delivered during each contract year through the term of the Agreement, subject to annual adjustments as permitted by the Minnesota Public Utilities Commission to match actual costs with the value recovered in the rates.

In the event Highwater does not purchase the minimum volume of 1,400,000 Dth during each contract year through the term of the Agreement, Highwater shall pay to CenterPoint the difference between its actual delivery volume for this period and the minimum volume multiplied by the applicable rate.

The initial term of the Agreement begins on November 1, 2019, and continues until October 31, 2029.  The Agreement will automatically renew for additional five year terms unless terminated by either party upon written notice given at least 12 months prior to the end of the term. In addition, Highwater may terminate this Agreement upon 60 days notice if Highwater cannot renew or replace its Northern Natural Gas firm transportation agreement past October 31, 2024. The Agreement may also be terminated by the parties upon an occurrence of an "Event of Default" as set forth in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

Date: August 31, 2018	/s/ Brian Kletscher
Brian Kletscher, Chief Executive Officer